Exhibit 99.1

Newell Brands Announces Offering of $500 Million of Senior Notes

August 5, 2026

ATLANTA—(BUSINESS WIRE)—August 5, 2026—Newell Brands (NASDAQ: NWL) today announced that it is planning to offer $500 million aggregate principal amount of senior unsecured notes due 2031 (the “Notes”) in a private offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Offering is subject to market and other conditions and there is no assurance that the Offering will be completed or, if completed, the terms on which it will be completed.

Newell Brands intends to use the net proceeds from the sale of the Notes in the Offering, along with cash on hand, to redeem in full its outstanding 6.375% senior notes due 2027 (the “2027 Notes”) and pay related fees and expenses in connection with the Offering and the redemption. Neither this press release nor anything contained herein shall constitute a notice of redemption or an offer to redeem or purchase any of the outstanding 2027 Notes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The Notes are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to certain non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, Dymo, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.

Forward-Looking Statements

Some of the statements in this press release, particularly those relating to the terms and timing of the Offering and the use of proceeds therefrom are forward-looking statements within the meaning of the Federal securities laws. Actual results could differ materially from expectations expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations include volatility and market conditions in the debt capital markets, our ability to complete the Offering and concurrent redemption on acceptable terms or at all and the risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2025 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026.

View source version on businesswire.com: https://www.businesswire.com/news/home/20260804830191/en/

Investors:

Joanne Freiberger

SVP, Investor Relations & Chief Communications Officer

+1 (727) 947-0891

joanne.freiberger@newellco.com

Media:

Danielle Clark

Director, External Communications

+1 (404) 783-0419

danielle.clark@newellco.com

Source: Newell Brands